Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS PROMISSORY NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

MSP RECOVERY, INC.

PROMISSORY NOTE

Issuance Date: May 27, 2022	Principal Amount: $20,286,854.77

WHEREAS, MSP Recovery LLC (together with its subsidiaries, “MSP”) and Keefe, Bruyette & Woods, Inc. (together with its permitted successors and assigns, “Holder”) are parties to a certain letter agreement, dated as of March 5, 2021 (the “M&A Engagement Letter”, or the “Agreement”);

WHEREAS, pursuant to the M&A Engagement Letter, MSP agreed to pay Holder a transaction fee of $20,250,000.00 (the “Advisory Fee”) and reasonable out-of-pocket expenses of $36,854.77 (the “Expenses” and together with the Advisory Fee, the “Obligations”) upon the consummation of the Business Combination;

WHEREAS, upon consummation of Lionheart Acquisition Holdings II’s business combination with MSP on May 23, 2022 (the “Business Combination”), the Obligations became due and payable in full by MSP Recovery Inc., a Delaware corporation (as successor-in-interest to MSP, the “Company”) to Holder;

WHEREAS, Company has not paid Holder for the Obligations and Holder has not waived any rights under the Agreement or any other rights under any agreements in connection the Business Combination or under any laws; and

WHEREAS, the Company and Holder have agreed to document the Obligations payable by Company in this Promissory Note (the “Promissory Note”) pursuant to the terms hereof.

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder the principal amount of $20,286,854.77 (as may be reduced pursuant to Section 1(b) or increased pursuant to Section 2, the “Principal Amount”) when due (whether on the Maturity Date, pursuant to acceleration or otherwise) and to pay interest at the rates and times as set forth in this Promissory Note. The Company acknowledges that such amounts shall be due and payable on or before May 29, 2023 (the “Maturity Date”).

1. PAYMENT AT MATURITY.

(a) Payment at Maturity. On the Maturity Date, the Company shall pay to the Holder an amount in cash equal the outstanding Principal Amount, plus accrued and unpaid interest, plus any other obligations then due or payable under this Promissory Note.

(b) Prepayment Right. Upon two (2) Business Days’ irrevocable prior written notice to the Holder (each a “Prepayment Notice”), the Company may prepay all or any portion of the then outstanding Principal Amount together with all accrued and unpaid interest on the Principal Amount. The portion of the Principal Amount to be prepaid by the Company (each a “Prepayment Amount”) and the date selected by the Company for such prepayment (each a “Prepayment Date”) shall be set forth in the applicable Prepayment Notice; provided that the Prepayment Date shall be no later than ten (10) Business Days following the date on which the Prepayment Notice is delivered to the Holder. On the applicable Prepayment Date, the Company shall pay to the Holder the sum of (i) the Prepayment Amount plus (ii) all accrued and unpaid interest on the Principal Amount so repaid. In connection with any payment of a portion of the Principal Amount pursuant to this Section 1(b), upon payment of such Principal Amount in accordance with this Section 1(b) together with accrued and unpaid interest on such Principal Amount, the Principal Amount of this Note shall be deemed reduced by the portion of the Principal Amount so prepaid.

2. INTEREST. On and following August 25, 2022 and until the Principal Amount and all other Note Obligations have been indefeasibly repaid in full in cash, interest will accrue at a rate of 8.0% per annum (the “Interest Rate”), provided that, on and following each 30th calendar day thereafter, the Interest Rate shall increase by an additional 100 basis points per annum. Interest shall be payable in cash every 30 calendar days after August 25, 2022 (each an “Interest Payment Date”) on the then outstanding Principal Amount of this Promissory Note and all other amounts owed and not yet paid as of such date (including any accrued and unpaid interest); provided that, by irrevocable written election to be delivered to Holder no later than two (2) Business Days in advance of each Interest Payment Date, the Company may elect to pay the interest due on such Interest Payment Date in kind (in lieu of payment in cash), which amount of interest shall be automatically added to the Principal Amount and capitalized on such Interest Payment Date. In all cases interest hereunder shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Upon the occurrence and during the continuance of any Event of Default hereunder, the Interest Rate shall automatically increase by an additional 200 basis points per annum.

3. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to, and agrees in favor of, Holder that:

(a) The Company is a corporation duly formed, existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted. The Company is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing. The exact legal name of the Company is as set forth in the first paragraph of this Promissory Note, and the Company currently does not conduct business under any other name or trade name.

(b) The Company has full right, power and authority and authority to enter into this Promissory Note and to perform all of its duties and obligations under this Promissory Note. The execution and delivery of this Promissory Note will not, nor will the observance or performance of any of its terms or provisions, violate or contravene any provision of law or any of the Company’s certificate of incorporation, by-laws or any other governing documents. All necessary and appropriate action has been taken on the part of the Company to authorize the execution, delivery and performance of this Promissory Note.

(c) This Promissory Note is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

4. COVENANTS. The Company covenants and agrees that until the Note Obligations (as defined below) have been indefeasibly paid in full in cash:

(a) The Company shall provide prompt (and in any event, within one (1) Business Day) written notice to Holder of the occurrence of any Event of Default or Unmatured Event of Default (each as defined below), along with the Company’s plans to address such Event of Default or Unmatured Event of Default.

(b) The Company shall use its reasonable best efforts to prepay the Principal Amount in full within 90 days of the Issuance Date, and in any event as early as possible prior to the Maturity Date, including using its reasonable best efforts to raise additional capital necessary to repay all Note Obligations in accordance with the terms hereof.

(c) The Company shall provide Holder with a written update report on the status of its capital raise efforts (which may be sent via e-mail) every 30 days after the Issuance Date.

(d) The Company shall not incur or permit to remain outstanding any indebtedness or obligations with respect to any fees or expenses payable to any consultant, investment bank, law firm, advisor or other service provider at the closing of the Business Combination (such fees and expenses, “Other Obligations”) unless (i) such Other Obligations are unsecured, (ii) the documentation governing such Other Obligations is on terms no more favorable to such obligor than the terms of this Promissory Note (in the reasonable judgment of Holder) and (iii) the Note Obligations rank senior or pari passu in right of payment to such Other Obligations.

(e) The Company shall not pay any Other Obligations unless the Note Obligations are simultaneously repaid on a pro rata basis.

(f) The Company shall not declare or make, or agree to pay or make, directly or indirectly, any dividend or other distribution (whether in cash, equity interests or other property) with respect to any holder of the Company’s equity interests, or any payment (whether in cash, equity interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests of the Company, any payment of interest, principal or fees in respect of any indebtedness owed by the Company or any of its subsidiaries to any holder of any equity interests of the Company, or any option, warrant or other right to acquire any such equity interests of the Company.

5. EVENT OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a) failure by the Company to pay when due or payable all or any portion of the Principal Amount, interest or other amount under this Promissory Note, whether on the Maturity Date, by acceleration, by notice of voluntary prepayment or otherwise;

(b) with respect to any mortgage, indenture, contract, note or other instrument by which there is evidenced any indebtedness (i) for money borrowed or assumed by the Company or any of its material subsidiaries or (ii) the payment of which is guaranteed by the Company or any of its material subsidiaries, there shall occur (A) any default, event of default or any similar event, (B) any failure to pay a matured obligation, (C) any event that permits or requires the acceleration of the maturity thereof or payment owed thereunder or (D) any event or condition that might become any of the foregoing with notice or the passage of time or both;

(c) other than as specifically set forth in another clause of this Section 5, any breach or failure by the Company to comply with any provision of this Promissory Note;

(d) any representation, warranty, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Company to Holder is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

(e) this Promissory Note shall be repudiated or shall become unenforceable or incapable of performance in accordance with its terms;

(f) the Company shall fail to maintain its existence in good standing in its state of organization or formation or shall fail to be duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so would reasonably be expected to have a material adverse impact on the assets or condition of the Company;

(g) any proceeding (judicial or administrative) shall be commenced against the Company, or with respect to any of its assets, which would reasonably be expected to have a material and adverse effect on the ability of the Company to repay this Promissory Note; or a judgment or settlement shall be entered or agreed to in any such proceeding which would reasonably be expected to have a material and adverse effect on the ability of the Company to repay this Promissory Note; or

(h) any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against the Company, and, if instituted against the Company, shall not be dismissed or vacated within thirty (30) days after the filing or other institution thereof; or

(i) the Company shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

6. DEFAULT AND REMEDIES.

(a) Upon the occurrence and during the continuance of any Event of Default pursuant to any of Sections 5(a) through (f), Holder at its option may declare this Note (principal, interest and other amounts) immediately due and payable without notice, presentment, demand, protest or other request of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY THE COMPANY, whereupon the entire unpaid Principal Amount of this Promissory Note, all interest accrued thereon, and any other amounts payable hereunder, shall thereupon at once mature and become due and payable; provided that, upon the occurrence of an Event of Default pursuant to Sections 5(g) through (i) all principal, interest and other amounts due under this Promissory Note shall be deemed immediately and automatically due and payable without notice, presentment, demand, protest or other request of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY THE COMPANY. Upon the occurrence and during the continuance of any Event of Default, Holder may exercise any rights and remedies under this Promissory Note, at law or in equity. Interest shall continue to accrue on the Promissory Note upon the occurrence of an Event of Default and notwithstanding that such amounts are due and payable.

(b) Upon the occurrence and during the continuance of any Event of Default, to the maximum extent permitted under law, Holder may set off the amounts due under this Promissory Note against any and all accounts, credits, money, securities or other property now or hereafter held by or in the possession of Holder to the credit or for the account of the Company, without notice to or the consent of the Company.

(c) All of the rights and remedies of Holder under this Promissory Note are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Holder of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other further exercise thereof, and every right and remedy may be exercised at any time or from time to time. No failure by Holder to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

(d) Holder may, by written notice to the Company, at any time and from time to time, waive any Event of Default or any event or condition that would become an Event of Default with notice or the passage of time or both (each an “Unmatured Event of Default”) which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, Holder and the Company shall be restored to their former position and rights hereunder, and any Event of Default or Unmatured Event of Default so waived shall be deemed to be cured and not continuing to the extent of, and subject to any and all conditions set forth in, such waiver; but no such waiver shall extend to or impair any subsequent or other Event of Default or Unmatured Event of Default. No failure to exercise, and no delay in exercising, on the part of Holder of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(e) The Company irrevocably waives presentment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, demand, diligence, grace, notice of dishonor or default, notice of nonpayment, notice of acceptance, notice of any loans made, extensions granted or other action taken in reliance hereon, and all other demands and notices of any kind in connection with the Company’s entry into this Promissory Note.

(f) Holder shall have no obligation to give the Company or any other person or entity notice of the existence of any Event of Default or Unmatured Event of Default or of any decision made or that it is entitled to make hereunder.

7. PAYMENT DATE. To the extent any payment is due on this Promissory Note on a date which is not a Business Day, such payment shall be due on the preceding Business Day.

8. AMENDING THE TERMS OF THIS NOTE. This Promissory Note may be amended only with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section 8 shall be binding upon the Holder and the Company.

9. TRANSFER. This Promissory Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to compliance with applicable securities laws. The Company may not assign this Promissory Note or its rights and obligations under this Promissory Note without the prior written consent of the Holder and any such assignment in violation of the foregoing shall be null and void.

10. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Promissory Note is to be transferred by the Holder in accordance with Section 9, the Holder shall surrender this Promissory Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Promissory Note (in accordance with Section 10(c)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Promissory Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Promissory Note, the Company shall execute and deliver to the Holder a new Promissory Note (in accordance with Section 10(c)) representing the outstanding Principal.

(c) Issuance of New Promissory Note. Whenever the Company is required to issue a new Promissory Note pursuant to the terms of this Promissory Note, such new Promissory Note (i) shall be of like tenor with this Promissory Note, (ii) shall represent, as indicated on the face of such new Promissory Note, the Principal Amount remaining, (iii) shall have an issuance date, as indicated on the face of such new Promissory Note, which is the same as the Issuance Date of this Promissory Note, (iv) shall have the same rights and conditions as this Promissory Note, and (v) shall represent accrued and unpaid interest on the Principal and Interest of this Promissory Note, from the Issuance Date.

11. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. The Company shall pay all reasonable costs and expenses (including attorney’s fees) incurred by Holder in connection with the negotiation, documentation and enforcement of this Promissory Note, the Agreement, the related transactions or any other matters related thereto (the “Fees and Expenses”).

12. CONSTRUCTION; HEADINGS. This Promissory Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Promissory Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Promissory Note.

13. FAILURE OR INDULGENCE NOT WAIVER; WAIVERS. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

14. NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Promissory Note, unless otherwise provided herein, such notice shall be to the Holder at:

Keefe, Bruyette & Woods

787 Seventh Avenue – 5th Floor

New York, NY 10019

Attention: Peter Wirth and Martin Gorham

Email: pwirth@kbw.com and gorhamm@stifel.com

And to the Company at:

MSP Recovery Inc.

2701 South Le Jeune Road

10th Floor

Coral Gables, FL 33134

Attention: Alexandra Plasencia

Email: aplasencia@msprecovery.com

(b) Currency. All dollar amounts referred to in this Promissory Note are in United States Dollars (“U.S. Dollars”).

(c) Payments. Whenever any payment is to be made by the Company to any Person pursuant to this Promissory Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. All payments made under this Promissory Note shall be made without defense, recoupment, setoff or counterclaim and free of any restriction or condition.

15. CANCELLATION. Subject to Section 16, after the Note Obligations have been indefeasibly paid in full in cash, this Promissory Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued. The “Note Obligations” means the entire Principal Amount, accrued interest, Fees and Expenses and all other amounts due or payable on this Promissory Note, and all other amounts including fees and expenses due or payable under the Agreement.

16. REINSTATEMENT. This Promissory Note shall continue to be effective or be reinstated (automatically without any action) as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to the Holder on account of the Note Obligations is rescinded or must otherwise be restored or returned by the Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or any guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any or any part of its or their property, or otherwise, all as though such payments had not been made.

17. WAIVER OF DEFENSES. THE COMPANY WAIVES ANY PRESENT OR FUTURE COMMON LAW OR STATUTORY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR RIGHT OF SETOFF WHICH THE COMPANY MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY HOLDER IN ENFORCING THIS NOTE. THE COMPANY WAIVES ANY IMPLIED COVENANT OF GOOD FAITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE COMPANY.

18. GOVERNING LAW; FORUM. This Promissory Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Promissory Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Promissory Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Promissory Note. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 16. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

19. CERTAIN DEFINITIONS. For purposes of this Promissory Note, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.”

20. MAXIMUM PAYMENTS. Nothing contained in this Promissory Note shall, or shall be deemed to, establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges under this Promissory Note exceeds the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed as of the Issuance Date set out above, intending to create an instrument executed under seal.

MSP RECOVERY, INC.

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: CEO